Exhibit 99.1
LMI Aerospace, Inc. Announces Non-Cash Goodwill Impairment Charge, Management Changes

St. Louis, February 9, 2015 - LMI Aerospace, Inc. (Nasdaq: LMIA) (“LMI” or the “Company”), a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense industries, today announced that it expects to record a $24-$29 million, non-cash, non-deductible goodwill impairment charge in the fourth quarter of fiscal year 2014, related to its Engineering Services segment.

Under generally accepted accounting principles (GAAP), companies are required to conduct an annual goodwill impairment test for each of their reporting units. Goodwill is considered impaired when its carrying amount exceeds its implied fair value. As a result of its annual impairment test, LMI determined that a write down of its Engineering Services reporting unit goodwill was required, with the bulk of the impairment attributable to a sustained decline in sales and lower overall demand for engineering services.

Demand for aerospace structural design engineering has slowed as a result of a decrease in the number of new development programs currently in process. Further, competition from lower cost competitors and customers choosing to keep design work in house rather than outsourcing has also contributed to reduced demand as well as lower profitability for such services.

The Company is in the process of finalizing the actual amount of the impairment charge, which will be completed prior to reporting its fourth quarter and full-year 2014 financial results.

In response to the challenges facing the Engineering Services business, LMI also announced that, effective immediately, it has appointed Brian P. Olsen, the Company’s Executive Director of Business Development, as Acting President, Engineering Services. Jay Inman will assume the role of Acting Chief Operating Officer, Engineering Services.

“The Engineering Services business needs to focus heavily on revenue generation and business development in the coming year,” said Dan Korte, Chief Executive Officer of LMI. “Brian possesses the skills and experience required to actively seek out new opportunities for both the design and after-market portions of our services business. This change will also allow Jay Inman the ability to focus his leadership efforts on operational excellence, which will remain the other critical element of segment success in 2015.”

Olsen is a seven year veteran of LMI and has held leadership positions in both operations and contracts. In addition to his work at LMI, Brian has spent approximately 20 years in the maintenance repair and overhaul business, as a General Manager for BF Goodrich and as President of Empire Aero Center, an Israel Aerospace Industries Company.

About LMI Aerospace

LMI Aerospace, Inc. (Nasdaq:LMIA), is a leading supplier of aerostructures, engineering services, and structural testing to the commercial, business and regional, and military aerospace markets. For more than 65 years, LMI has provided solutions to its customers' most challenging problems across the entire aerospace industry. From manufacturing more than 40,000 products for integration into a variety of aircraft platforms to supporting aircraft product lifecycles and fleet support via complete turnkey engineering capabilities, LMI offers complete, integrated solutions in aerostructures, engineering and program management services. With "A Higher Level of Performance," LMI ensures every customer interaction and touch point is met with a commitment to deliver the highest-quality products, best customer service and the most outstanding value in the industry. Based in St. Louis, LMI has operations in 27 locations across the U.S. as well as internationally in England, Australia, Mexico and Sri Lanka. For more information go to www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's outlook for 2015 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events differ materially from the forward-looking statements. These risks and uncertainties include those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2013, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Media Contact:
Deb Guse
816-423-5603